UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2004

Intermix Media, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-26355	06-1556248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Center Drive, Suite #300 Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 215-1001

eUniverse, Inc.

(Former name or former address, if changed since last report)

Item 2.	Acquisition or Disposition of Assets

On July 15, 2004, Intermix Media, Inc. (the “Company”), entered into an agreement to purchase certain assets of Supernation, LLC. Supernation owns and operates an interactive gaming property and multimedia business, accessible at the website www.superdudes.net. The Company will pay Supernation $125,000 in cash at closing, will issue 900,000 shares of Company common stock on November 1, 2004 and will pay a percentage of certain revenue sources for up to six years.

Item 7.	Financial Statements and Exhibits

(c)	Exhibit	Description

	10.1	Asset Purchase Agreement, dated as of July 15, 2004, by and between eUniverse, Inc. and Supernation, LLC.

	99.1	Press release issued by Intermix Media, Inc. on July 16, 2004.

Item 10.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On July 14, 2004, the Company’s Board of Directors, upon the recommendation of the Company’s Audit Committee, adopted a resolution which grants a waiver of the conflict of interest provision contained in the Intermix Media Financial Code of Professional Conduct to Mr. Richard Rosenblatt, the Company’s Chief Executive Officer, in connection with the acquisition of the Supernation assets. Mr. Rosenblatt owns approximately 25% of the Supernation member interests. Mr. Rosenblatt has agreed to sell his member interests in Supernation to avoid any participation in the future earn out proceeds so as to not have an ongoing potential conflict of interest. Mr. Rosenblatt abstained from the vote of the grant of waiver by the Board of Directors.

The Board of Directors, based in part on a fairness opinion provided by a third party, determined that the terms of the asset purchase were no less favorable to the Company than the terms that could have been negotiated with an unrelated party.

The Intermix Media, Inc. Financial Code of Professional Conduct is posted on the Company’s website at www.intermix.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2004	Intermix Media, Inc.

	By:	/s/ Thomas J. Flahie
Thomas J. Flahie Chief Financial Officer